              PRICING SUPPLEMENT NO. K0081 DATED DECEMBER 2, 2002
(TO PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND PROSPECTUS DATED FEBRUARY 23,
                                     2001)
                RULE 424(b)(2)               FILE NO. 333-55650

                          $14,000,000 PRINCIPAL AMOUNT

                       SALOMON SMITH BARNEY HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES K
                        (REGISTERED NOTES -- FIXED RATE)

            PRINCIPAL-PROTECTED NOTES LINKED TO THE NASDAQ-100 INDEX(R) DUE
                                   2007

- The notes will mature on December 4, 2007. We will not make any payments on the notes prior to maturity.

- At maturity you will receive, for each $1,000 principal amount of notes, $1,000 plus an index return amount. The index return amount is based on the monthly return of the Nasdaq-100 Index, subject to a monthly appreciation cap of 6%, but will not be less than $95 per $1,000 principal amount of notes.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

- The notes have been approved for listing on the American Stock Exchange under the symbol "NDG.A".

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-13.

"Nasdaq-100 Index(R)", "Nasdaq-100(R)", and "Nasdaq(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Salomon Smith Barney Holdings Inc. The notes have not been passed on by The Nasdaq Stock Market, Inc. as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. and The Nasdaq Stock Market, Inc. makes no warranties and bears no liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------------------------------
                                                                              PROCEEDS TO SALOMON
                                             PRICE TO         AGENT'S      SMITH BARNEY HOLDINGS INC.
                                              PUBLIC         DISCOUNT          (BEFORE EXPENSES)
                                          --------------    -----------    --------------------------
Per Note................................  $     1,000.00    $     30.00          $       970.00
Total...................................  $14,000,000.00    $420,000.00          $13,580,000.00
-----------------------------------------------------------------------------------------------------

The notes are being offered through Salomon Smith Barney Inc., as principal.

                              SALOMON SMITH BARNEY

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Notes Linked to the Nasdaq-100 Index. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, certain information regarding how the Nasdaq-100 Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section in this pricing supplement entitled "Risk Factors Relating to the Notes", which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth in this summary is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The notes mature on December 4, 2007 and do not provide for earlier redemption by you or by us. We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity.

     You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

     Although the notes are expected to be "buy and hold" investments, they will be listed on a major exchange.

     Please refer to the sub-heading "What are the U.S. Federal Income Tax Consequences of Investing in the Notes?" in this summary, the section "Certain United States Federal Income Tax Considerations" in this pricing supplement and the section "United States Federal Income Tax Considerations" in the prospectus supplement for a description of the United States tax consequences of investing in the notes.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the notes is not at risk in the event of a decline in the Nasdaq-100 Index.

WILL I RECEIVE INTEREST ON THE NOTES?

     We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. At maturity, in addition to your initial principal, you will receive an index return amount that is based on the index return (as described below) of the Nasdaq-100 Index during the term of the notes, which will equal not less than 9.5% of the principal amount of the notes ($95 per note).

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, you will receive a payment equal to the sum of $1,000 for each $1,000 principal amount of notes and an index return amount. The index return amount is based on the monthly returns of the Nasdaq-100 Index, with each such monthly return subject to a periodic cap of 6%, but will not be less than $95 per $1,000 principal amount of notes.

HOW WILL THE INDEX RETURN AMOUNT BE CALCULATED?

     The index return amount will equal the product of:

                             $1,000 * Index Return

     The index return, which is presented in this pricing supplement as a percentage and which will equal not less than 9.5%, will equal the compounded value of the periodic capped return for each reset period computed in the following manner:

 Product of [(1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                           Ending Value - Start Value
                         -----------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 6%.

     Reset dates occur on the 25th day of each month, or the next succeeding index business day, commencing December 26, 2002 and ending on November 26, 2007. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 1,127.06, the closing level of the Nasdaq-100 Index on November 25, 2002, the date the notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the final reset period means the closing value of the Nasdaq-100 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the index return at maturity will not be less than 9.5% (thus ensuring that the payment you receive on the maturity date will not be less than the amount of your original investment in the notes plus $95 per note), nor can it be more than approximately 3,198.77% (a maximum value that represents an increase of the Nasdaq-100 Index of at least 6% during each reset period).

     If no closing level of the Nasdaq-100 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the Nasdaq-100 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     For more specific information about the "periodic capped return" and the "index return," please see "Description of the Notes -- Index Return Amount" in this pricing supplement.

     The amount payable to you at maturity is dependent upon the performance of the Nasdaq-100 Index during each of the reset periods, provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes plus the minimum index return amount of $95 per note. The notes provide less opportunity for appreciation than a direct investment in the Nasdaq-100 Index because the periodic cap will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to the first 6% of any increase in the value of the Nasdaq-100 Index in any reset period, but not limit your exposure to any depreciation in the value of the

Nasdaq-100 Index in any given reset period. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the notes plus $95 per note.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The index return is dependent on the closing value of the Nasdaq-100 Index on each reset date. Because the value of the Nasdaq-100 Index may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the maturity date. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of the Nasdaq-100 Index on the amount payable on the notes on the maturity date. All of the hypothetical examples assume that the investment in the notes is $1,000, that the initial starting value of the Nasdaq-100 Index is 1,127.06, that the periodic capped return cannot exceed 6%, that the index return cannot equal less than 9.5%, that the reset date is on the 25th day of each month, commencing December 26, 2002, and that the maturity date is December 4, 2007. The Nasdaq-100 Index levels illustrated in each of the examples have been rounded to the nearest whole number.

EXAMPLE 1:THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
          VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX APPRECIATED BY 3% (AN AMOUNT LESS THAN THE 6% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                               2002             2003             2004             2005             2006             2007
                          --------------   --------------   --------------   --------------   --------------   --------------
                          INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                          LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                          -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January.................                   1,196    3.00%   1,705    3.00%   2,431    3.00%   3,466    3.00%   4,941    3.00%
February................                   1,232    3.00%   1,756    3.00%   2,504    3.00%   3,570    3.00%   5,089    3.00%
March...................                   1,269    3.00%   1,809    3.00%   2,579    3.00%   3,677    3.00%   5,242    3.00%
April...................                   1,307    3.00%   1,863    3.00%   2,656    3.00%   3,787    3.00%   5,399    3.00%
May.....................                   1,346    3.00%   1,919    3.00%   2,736    3.00%   3,901    3.00%   5,561    3.00%
June....................                   1,386    3.00%   1,976    3.00%   2,818    3.00%   4,018    3.00%   5,728    3.00%
July....................                   1,428    3.00%   2,036    3.00%   2,902    3.00%   4,138    3.00%   5,900    3.00%
August..................                   1,471    3.00%   2,097    3.00%   2,990    3.00%   4,262    3.00%   6,077    3.00%
September...............                   1,515    3.00%   2,160    3.00%   3,079    3.00%   4,390    3.00%   6,259    3.00%
October.................                   1,560    3.00%   2,224    3.00%   3,172    3.00%   4,522    3.00%   6,447    3.00%
November................                   1,607    3.00%   2,291    3.00%   3,267    3.00%   4,658    3.00%   6,641    3.00%
December................  1,161    3.00%   1,655    3.00%   2,360    3.00%   3,365    3.00%   4,797    3.00%

INDEX RETURN = [(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03)] minus 1.00 = 4.8916 OR 489.16%.

INDEX RETURN AMOUNT = $1,000 X 4.8916 = $4,891.60

PAYMENT AT MATURITY = $1,000.00 + $4,891.60 = $5,891.60 PER NOTE.

EXAMPLE 2:THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
          VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX APPRECIATED BY 6% (AN AMOUNT EQUAL TO THE 6% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                              2002             2003             2004             2005             2006             2007
                         --------------   --------------   --------------   --------------   --------------   ---------------
                         INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED
                         LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN
                         -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   ------   ------
January................                   1,266   6.00%    2,548   6.00%    5,128   6.00%    10,318  6.00%    20,762    6.00%
February...............                   1,342   6.00%    2,701   6.00%    5,435   6.00%    10,937  6.00%    22,008    6.00%
March..................                   1,423   6.00%    2,863   6.00%    5,762   6.00%    11,593  6.00%    23,328    6.00%
April..................                   1,508   6.00%    3,035   6.00%    6,107   6.00%    12,289  6.00%    24,728    6.00%
May....................                   1,599   6.00%    3,217   6.00%    6,474   6.00%    13,026  6.00%    26,211    6.00%
June...................                   1,695   6.00%    3,410   6.00%    6,862   6.00%    13,808  6.00%    27,784    6.00%
July...................                   1,796   6.00%    3,615   6.00%    7,274   6.00%    14,636  6.00%    29,451    6.00%
August.................                   1,904   6.00%    3,832   6.00%    7,710   6.00%    15,515  6.00%    31,218    6.00%
September..............                   2,019   6.00%    4,062   6.00%    8,173   6.00%    16,445  6.00%    33,091    6.00%
October................                   2,140   6.00%    4,305   6.00%    8,663   6.00%    17,432  6.00%    35,077    6.00%
November...............                   2,268   6.00%    4,564   6.00%    9,183   6.00%    18,478  6.00%    37,181    6.00%
December...............  1,195   6.00%    2,404   6.00%    4,837   6.00%    9,734   6.00%    19,587  6.00%

INDEX RETURN = [(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060)] minus 1.00 = 31.9877 OR 3,198.77%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INDEX RETURN AMOUNT = $1,000 X 31.9877 = $31,987.69

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 6%, $31,987.69 IS THE MAXIMUM POSSIBLE INDEX RETURN AMOUNT.

PAYMENT AT MATURITY = $1,000.00 + $31,987.69 = $32,987.69 PER NOTE.

THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

EXAMPLE 3:THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
          VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX APPRECIATED BY 7% (AN AMOUNT GREATER THAN THE 6% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2002             2003             2004             2005              2006              2007
                       --------------   --------------   --------------   ---------------   ---------------   ---------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN   LEVEL    RETURN   LEVEL    RETURN
                       -----   ------   -----   ------   -----   ------   ------   ------   ------   ------   ------   ------
JANUARY..............                   1,290   6.00%    2,906   6.00%     6,546   6.00%    14,742   6.00%    33,202   6.00%
FEBRUARY.............                   1,381   6.00%    3,110   6.00%     7,004   6.00%    15,774   6.00%    35,526   6.00%
MARCH................                   1,477   6.00%    3,327   6.00%     7,494   6.00%    16,878   6.00%    38,013   6.00%
APRIL................                   1,581   6.00%    3,560   6.00%     8,019   6.00%    18,060   6.00%    40,674   6.00%
MAY..................                   1,692   6.00%    3,810   6.00%     8,580   6.00%    19,324   6.00%    43,521   6.00%
JUNE.................                   1,810   6.00%    4,076   6.00%     9,181   6.00%    20,676   6.00%    46,567   6.00%
JULY.................                   1,937   6.00%    4,362   6.00%     9,823   6.00%    22,124   6.00%    49,827   6.00%
AUGUST...............                   2,072   6.00%    4,667   6.00%    10,511   6.00%    23,672   6.00%    53,315   6.00%
SEPTEMBER............                   2,217   6.00%    4,994   6.00%    11,247   6.00%    25,330   6.00%    57,047   6.00%
OCTOBER..............                   2,372   6.00%    5,343   6.00%    12,034   6.00%    27,103   6.00%    61,040   6.00%
NOVEMBER.............                   2,539   6.00%    5,717   6.00%    12,876   6.00%    29,000   6.00%    65,313   6.00%
DECEMBER.............  1,206   6.00%    2,716   6.00%    6,117   6.00%    13,778   6.00%    31,030   6.00%

---------------

* Actual return on the Nasdaq-100 Index during each reset period is 7%, but because of the 6% cap, the periodic capped return would be 6%.

INDEX RETURN = [(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060)] minus 1.00 = 31.9877 OR 3,198.77%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INDEX RETURN AMOUNT = $1,000 X 31.9877 = $31,987.69

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 6%, $31,987.69 IS THE MAXIMUM POSSIBLE INDEX RETURN AMOUNT.

PAYMENT AT MATURITY = $1,000.00 + $31,987.69 = $32,987.69 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

EXAMPLE 4:THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS LESS THAN ITS VALUE
          AT ISSUANCE AND THE NASDAQ-100 INDEX DECLINED STEADILY THROUGHOUT THE TERM OF THE NOTES:

                            2002             2003             2004             2005             2006             2007
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
JANUARY..............                   1,103   -1.10%    928    -1.70%    726    -2.30%    528    -2.90%    356    -3.50%
FEBRUARY.............                   1,090   -1.15%    912    -1.75%    709    -2.35%    512    -2.95%    344    -3.55%
MARCH................                   1,077   -1.20%    896    -1.80%    692    -2.40%    497    -3.00%    331    -3.60%
APRIL................                   1,064   -1.25%    879    -1.85%    675    -2.45%    482    -3.05%    319    -3.65%
MAY..................                   1,050   -1.30%    863    -1.90%    658    -2.50%    467    -3.10%    307    -3.70%
JUNE.................                   1,036   -1.35%    846    -1.95%    642    -2.55%    452    -3.15%    296    -3.75%
JULY.................                   1,021   -1.40%    829    -2.00%    625    -2.60%    438    -3.20%    285    -3.80%
AUGUST...............                   1,006   -1.45%    812    -2.05%    608    -2.65%    423    -3.25%    274    -3.85%
SEPTEMBER............                     991   -1.50%    795    -2.10%    592    -2.70%    409    -3.30%    263    -3.90%
OCTOBER..............                     976   -1.55%    778    -2.15%    576    -2.75%    396    -3.35%    253    -3.95%
NOVEMBER.............                     960   -1.60%    761    -2.20%    560    -2.80%    382    -3.40%    242    -4.00%
DECEMBER.............  1,115   -1.05%     945   -1.65%    743    -2.25%    544    -2.85%    369    -3.45%

INDEX RETURN = [(1.00 + -0.0105) X (1.00 + -0.0110) X (1.00 + -0.0115) X(1.00 +
-0.0120) X (1.00 + -0.0125) X (1.00 + -0.0130) X (1.00 + -0.0135) X (1.00 +
-0.0140) X (1.00 + -0.0145) X (1.00 + -0.0150) X (1.00 + -0.0155) X (1.00 +
-0.0160) X (1.00 + -0.0165) X (1.00 + -0.0170) X (1.00 + -0.0175) X (1.00 +
-0.0180) X (1.00 + -0.0185) X (1.00 + -0.0190) X (1.00 + -0.0195) X (1.00 +
-0.0200) X (1.00 + -0.0205) X (1.00 + -0.0210) X (1.00 + -0.0215) X (1.00 +
-0.0220) X (1.00 + -0.0225) X (1.00 + -0.0230) X (1.00 + -0.0235) X (1.00 +
-0.0240) X (1.00 + -0.0245) X (1.00 + -0.0250) X (1.00 + -0.0255) X (1.00 +
-0.0260) X (1.00 + -0.0265) X (1.00 + -0.0270) X (1.00 + -0.0275) X (1.00 +
-0.0280) X (1.00 + -0.0285) X (1.00 + -0.0290) X (1.00 + -0.0295) X (1.00 +
-0.0300) X (1.00 + -0.0305) X (1.00 + -0.0310) X (1.00 + -0.0315) X (1.00 +
-0.0320) X (1.00 + -0.0325) X (1.00 + -0.0330) X (1.00 + -0.0335) X (1.00 +
-0.0340) X(1.00 + -0.0345) X (1.00 + -0.0350) X (1.00 + -0.0355) X (1.00 +
-0.0360) X (1.00 + -0.0365) X (1.00 + -0.0370) X (1.00 + -0.0375) X (1.00 +
-0.0380) X (1.00 + -0.0385) X (1.00 + -0.0390) X (1.00 + -0.0395) X (1.00 +
-0.0400) ] minus 1.00 = -0.7849 OR -78.49% but the index return cannot be less than 9.5%.

INDEX RETURN AMOUNT = $1,000 X 0.0950 = $95

PAYMENT AT MATURITY = $1,000 + $95.00 = $1,095 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT PLUS THE MINIMUM INDEX RETURN OF 9.5%.

EXAMPLE 5:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
            VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX INCREASED STEADILY DURING THE TERM OF THE NOTES FOR ALL BUT ONE OF THE RESET PERIODS. IF THE DECLINE IS GREATER THAN OR EQUAL TO APPROXIMATELY 96.49% FOR ANY ONE RESET PERIOD, THE INDEX RETURN WILL NOT BE MORE THAN THE MINIMUM INDEX RETURN OF 9.5%:

                            2002             2003             2004             2005             2006               2007
                       --------------   --------------   --------------   --------------   ---------------   ----------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN   LEVEL    RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   ------   ------   ------   -------
January..............                   1,266   6.00%    2,548   6.00%    5,128   6.00%    10,318   6.00%    20,762     6.00%
February.............                   1,342   6.00%    2,701   6.00%    5,435   6.00%    10,937   6.00%    22,008     6.00%
March................                   1,423   6.00%    2,863   6.00%    5,762   6.00%    11,593   6.00%       774   -96.49%
April................                   1,508   6.00%    3,035   6.00%    6,107   6.00%    12,289   6.00%       821     6.00%
May..................                   1,599   6.00%    3,217   6.00%    6,474   6.00%    13,026   6.00%       870     6.00%
June.................                   1,695   6.00%    3,410   6.00%    6,862   6.00%    13,808   6.00%       922     6.00%
July.................                   1,796   6.00%    3,615   6.00%    7,274   6.00%    14,636   6.00%       977     6.00%
August...............                   1,904   6.00%    3,832   6.00%    7,710   6.00%    15,515   6.00%     1,036     6.00%
September............                   2,019   6.00%    4,062   6.00%    8,173   6.00%    16,445   6.00%     1,098     6.00%
October..............                   2,140   6.00%    4,305   6.00%    8,663   6.00%    17,432   6.00%     1,164     6.00%
November.............                   2,268   6.00%    4,564   6.00%    9,183   6.00%    18,478   6.00%     1,234     6.00%
December.............  1,195   6.00%    2,404   6.00%    4,837   6.00%    9,734   6.00%    19,587   6.00%

INDEX RETURN = [(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + -0.965) X (1.00 + 0.060) X
(1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 + 0.060) X (1.00 +
0.060) X (1.00 + 0.060) X (1.00 + 0.060)] minus 1.00 = 0.0947 OR 9.47% but the index return cannot be less than 9.5%.

INDEX RETURN AMOUNT = $1,000 X 0.0950 = $95

PAYMENT AT MATURITY = $1,000 + $95.00 = $1,095 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT PLUS THE MINIMUM INDEX RETURN OF 9.5%.

EXAMPLE 6:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS LESS THAN ITS VALUE
            AT ISSUANCE AND THE VALUE OF THE NASDAQ-100 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE-HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES AND DECLINES BEING EQUAL:

                            2002             2003             2004             2005             2006             2007
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                   1,125   -4.00%   1,115   -4.00%   1,296    4.00%   1,390    4.00%   1,377    4.00%
February.............                   1,170    4.00%   1,159    4.00%   1,347    4.00%   1,334   -4.00%   1,432    4.00%
March................                   1,124   -4.00%   1,206    4.00%   1,293   -4.00%   1,281   -4.00%   1,375   -4.00%
April................                   1,168    4.00%   1,254    4.00%   1,242   -4.00%   1,230   -4.00%   1,320   -4.00%
May..................                   1,215    4.00%   1,304    4.00%   1,192   -4.00%   1,181   -4.00%   1,267   -4.00%
June.................                   1,167   -4.00%   1,252   -4.00%   1,144   -4.00%   1,133   -4.00%   1,216   -4.00%
July.................                   1,120   -4.00%   1,202   -4.00%   1,099   -4.00%   1,088   -4.00%   1,168   -4.00%
August...............                   1,165    4.00%   1,154   -4.00%   1,143    4.00%   1,132    4.00%   1,121   -4.00%
September............                   1,211    4.00%   1,107   -4.00%   1,188    4.00%   1,177    4.00%   1,076   -4.00%
October..............                   1,260    4.00%   1,152    4.00%   1,236    4.00%   1,224    4.00%   1,119    4.00%
November.............                   1,209   -4.00%   1,198    4.00%   1,285    4.00%   1,273    4.00%   1,074   -4.00%
December.............  1,172   4.00%    1,161   -4.00%   1,246    4.00%   1,337    4.00%   1,324    4.00%

INDEX RETURN = [(1.00 + 0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + -0.04)
X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00
+ -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00
+ -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 +
0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04)
X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
-0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + -0.04)] minus 1.00 = -0.0469
OR -4.69% but the index return cannot be less than 9.5%.

INDEX RETURN AMOUNT = $1,000 X 0.0950 = $95

PAYMENT AT MATURITY = $1,000 + $95.00 = $1,095 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT PLUS THE MINIMUM INDEX RETURN OF 9.5%.

EXAMPLE 7:THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
          VALUE AT ISSUANCE AND THE VALUE OF THE NASDAQ-100 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE-HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES BEING SIGNIFICANTLY GREATER THAN THE MAGNITUDE OF THE DECLINES:

                            2002             2003             2004             2005             2006             2007
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                   1,137   -3.00%   1,285    4.00%   1,452   -3.00%   1,331   -3.00%   1,403   -3.00%
February.............                   1,183    4.00%   1,336    4.00%   1,408   -3.00%   1,385    4.00%   1,459    4.00%
March................                   1,230    4.00%   1,390    4.00%   1,366   -3.00%   1,440    4.00%   1,518    4.00%
April................                   1,193   -3.00%   1,348   -3.00%   1,325   -3.00%   1,498    4.00%   1,472   -3.00%
May..................                   1,157   -3.00%   1,308   -3.00%   1,285   -3.00%   1,453   -3.00%   1,428   -3.00%
June.................                   1,203    4.00%   1,268   -3.00%   1,337    4.00%   1,409   -3.00%   1,485    4.00%
July.................                   1,252    4.00%   1,230   -3.00%   1,390    4.00%   1,367   -3.00%   1,544    4.00%
August...............                   1,302    4.00%   1,280    4.00%   1,446    4.00%   1,421    4.00%   1,606    4.00%
September............                   1,263   -3.00%   1,331    4.00%   1,504    4.00%   1,478    4.00%   1,558   -3.00%
October..............                   1,225   -3.00%   1,384    4.00%   1,459   -3.00%   1,434   -3.00%   1,511   -3.00%
November.............                   1,188   -3.00%   1,439    4.00%   1,415   -3.00%   1,391   -3.00%   1,466   -3.00%
December.............  1,172    4.00%   1,235    4.00%   1,497    4.00%   1,372   -3.00%   1,447    4.00%

INDEX RETURN = [(1.00 + 0.04) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 +
0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00
+ -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03)
X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 +
0.04) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00
+ -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03)
X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 +
0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00
+ 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03)] minus 1.00 = 0.3006
OR 30.06%.

INDEX RETURN AMOUNT = $1,000 X 0.3006 = $300.63

PAYMENT AT MATURITY = $1,000 + $300.63 = $1,300.63 PER NOTE.

WHAT IS THE NASDAQ-100 INDEX AND WHAT DOES IT MEASURE?

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on The Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of September 30, 2002, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (28.72%), computer software/services (32.38%), biotechnology (12.44%), telecommunications (10.87%), retail/wholesale trade (7.56%), services (3.02%), healthcare (3.22%) and manufacturing (1.79%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of September 30, 2002 were as follows: Microsoft Corporation (13.34%), Intel Corporation (5.34%), Cisco Systems, Inc. (4.51%), QUALCOMM Incorporated (4.27%), and Oracle Corporation (2.91%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks, of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the underlying stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purpose.

     Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Nasdaq-100 Index.

HOW HAS THE NASDAQ-100 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing values of the Nasdaq-100 Index on the last index business day of each month from January 1997 to October 2002, a table showing the closing values of the Nasdaq-100 Index on the last index business day of December from 1985 through 2001 and a graph showing the closing values of the Nasdaq-100 Index on the last index business day of each month from January 1985 through October 2002. You can find these tables and the graph in the section "Description of the Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Nasdaq-100 Index in various economic environments; however, past performance is not necessarily indicative of how the Nasdaq-100 Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- The historical performance of the Nasdaq-100 Index is not an indication of the future performance of the Nasdaq-100 Index" in this pricing supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes are contingent payment debt obligations of Salomon Smith Barney Holdings, United States holders of a note will be required to include original issue discount ("OID") for United States federal income tax purposes in gross income on a constant yield basis over the term of the note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note prior to receiving payment on the note at maturity. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a United States holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss). If a United States holder disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc., is the agent for the offering and sale of the notes. After the initial offering, Salomon Smith Barney Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Salomon Smith Barney Inc. will calculate the starting value, the periodic index level, the average monthly value, the index return, if any, and the index return amount, if any, on the maturity date and will determine whether a market disruption event has occurred. Potential conflicts of interest may exist between Salomon Smith Barney Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1997 are as follows:

                                                   NINE MONTHS
                                                      ENDED           YEAR ENDED DECEMBER 31,
                                                  SEPTEMBER 30,   --------------------------------
                                                      2002        2001   2000   1999   1998   1997
                                                  -------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..............       1.58       1.34   1.32   1.46   1.11   1.17

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or a plan that is subject to Section 4975 of the internal Revenue Code, including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be "plan assets" under ERISA regulations, will be permitted to purchase, hold and dispose of the notes only on the condition that such plan or entity makes the deemed representation that its purchase, holding and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Government plans subject to any substantially similar law will also be subject to this condition.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement and "Risk Factors" in the accompanying prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and (iii) Current Reports on Form 8-K filed on January 18, 2002, January 23, 2002, March 19, 2002, April 16, 2002, June 25, 2002, July 18, 2002, August
19, 2002 and October 17, 2002.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the Nasdaq-100 Index, and other events that are difficult to predict and beyond our control.

YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS OF INTEREST

     You will not receive any periodic payments of interest or any other periodic payments on the notes.

THE INDEX RETURN AMOUNT PAYABLE ON THE MATURITY DATE MAY NOT BE MORE THAN $95 PER NOTE

     If the ending value of the Nasdaq-100 Index for any reset period during the term of the notes is less than the starting value of the Nasdaq-100 Index for that reset period, the value of the periodic capped return for that reset period will be less than zero. Because the index return used to determine the index return amount payable to you on the maturity date is based on the compounded value of the periodic capped returns for each of the reset periods (but will not be less than 9.5%), the likelihood that the index return amount will be $95 per note increases as the number of periodic capped return values that are negative increases and as the size of the decline in the value of the Nasdaq-100 Index in any reset period increases. As demonstrated by some of the hypothetical examples in the section "Summary Information -- Q&A -- Maturity Payment -- Hypothetical Examples" in this pricing supplement, the index return amount may be equal to $95 per note even if the value of the Nasdaq-100 Index increases during one or more reset periods during the term of the notes or if the value of the Nasdaq-100 Index at maturity exceeds the value of the Nasdaq-100 Index on the date the notes are priced by more than 9.5%. In fact, as a result of the 6% cap on appreciation in each rest period and a total of 60 reset periods, if the Nasdaq-100 Index declines in any single reset period by approximately 96.49% or more, the index return amount will be $95 per note, even if the value of the Nasdaq-100 Index increases in every other reset period.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount we will pay to you on the maturity date may be less than the return you could have earned on other investments. Because the value of the Nasdaq-100 Index as of each reset date during the term of the notes may be less than, equal to or only slightly greater than its value on the immediately preceding reset date or the date the notes are issued, and because of the effect of the appreciation cap, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity.

     In addition, any such return may not fully compensate you for any opportunity cost to you when inflation and other factors relating to the time value of money are taken into account.

THE HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE NASDAQ-100 INDEX

     The historical performance of the Nasdaq-100 Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Nasdaq-100 Index. While the trading prices of the underlying stocks of the Nasdaq-100 Index will determine the value of the index, it is impossible to predict whether the value of the index will fall or rise. Trading prices of the underlying stocks of the Nasdaq-100 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

BECAUSE OF THE PERIODIC CAPPED RETURN, YOUR POSITIVE RETURN ON THE NOTES MAY BE LESS THAN YOUR RETURN ON A SIMILAR INDEXED INSTRUMENT THAT IS DIRECTLY LINKED TO THE NASDAQ-100 INDEX

     As a result of the periodic capped return, the notes provide less opportunity for equity appreciation than a direct investment in the stocks underlying the Nasdaq-100 Index. The periodic capped return will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to the first 6% of any increase during any rest period. If the value of the Nasdaq-100 Index increases by more than 6% during any reset period during the term of the notes, your return on the notes will be less than your return on the underlying stocks or a similar security that was directly linked to the Nasdaq-100 Index but was not subject to an appreciation cap.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE NASDAQ-100 INDEX

     Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index because Nasdaq calculates the Nasdaq-100 Index by reference to the prices of stocks comprising the Nasdaq-100 Index without taking into consideration the value of any dividends paid on those stocks.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of your notes will be affected by the supply of and demand for the notes, the value of the Nasdaq-100 Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the Nasdaq-100 Index is less than, equal to or not sufficiently above the value of the Nasdaq-100 Index when you purchase the notes. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     Value of the Nasdaq-100 Index. We expect that the market value of the notes will likely depend substantially on the relationship between the value of the Nasdaq-100 Index on the date the notes are priced for initial sale to the public and the future value of the Nasdaq-100 Index. If you choose to sell your notes when the value of the Nasdaq-100 Index exceeds the starting value, you may receive substantially less than the amount that would be payable at maturity based on that value of the Nasdaq-100 Index because of the effect on the index return of previously determined periodic capped returns and expectations that the Nasdaq-100 Index will continue to fluctuate between such time and the time when subsequent ending values of the Nasdaq-100 Index are determined. If you choose to sell your notes when the value of the Nasdaq-100 Index is below the value as of the date the notes are issued, you may receive less than your original investment. Because the index return is based on the compounded value of the periodic capped returns for each of the reset periods and will be reduced if the ending value of the Nasdaq-100 Index for any reset period is less than the starting value of the Nasdaq-100 Index for that reset period, the price at which you will be able to sell your notes prior to the maturity date may be less than the amount originally invested, even if the value of the Nasdaq-100 Index when you sell your notes is equal to, or higher than, the value of the Nasdaq-100 Index at the time you bought your notes. The effect of the current Nasdaq-100 Index value on the market value of the notes will likely decrease significantly over time during the term of the notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Volatility of the Nasdaq-100. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Nasdaq-100 Index increases or decreases, the trading value of the notes may be adversely affected. The effect of the volatility of the Nasdaq-100 Index on the market value of the notes will likely decrease significantly over time during the term of the notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Events involving the companies comprising the Nasdaq-100 Index. General economic conditions and earnings results of the companies whose common stocks comprise the Nasdaq-100 Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those common stocks increase, the value of the notes may be adversely affected because the Nasdaq-100 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the common stocks decrease, the value of the notes may be favorably affected.

     Interest rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes may decrease, and if U.S. interest rates decrease, the value of the notes may increase. Interest rates may also affect the economy and, in turn, the value of the Nasdaq-100 Index, which (for the reasons discussed above) would affect the value of the notes. Rising interest rates may lower the value of the Nasdaq-100 Index and, thus, the value of the notes. Falling interest rates may increase the value of the Nasdaq-100 Index and, thus, the value of the notes.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the Nasdaq-100 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

THERE MAY BE NO SECONDARY MARKET FOR THE NOTES

     The notes have been approved for listing on the American Stock Exchange under the symbol "NDG.A". However, there may not be a secondary market in the notes and, if there is a secondary market, it may not be liquid. Accordingly, the liquidity of the notes may be limited.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Salomon Smith Barney Inc., which is acting as the calculation agent for the notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE NASDAQ-100 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the underlying stocks of the Nasdaq-100 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Nasdaq-100 Index and, therefore, the Nasdaq-100 Index.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE PAYMENTS YOU RECEIVE ON THE NOTES WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of notes may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE NOTES

GENERAL

     The description in this pricing supplement of the particular terms of the Principal-Protected Notes Linked to the Nasdaq-100 Index Due 2007 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     We will not make any periodic payments of interest or any other payments on the notes until maturity. At maturity, in addition to your initial principal, you will receive an index return amount as described below.

PAYMENT AT MATURITY

     The notes will mature on December 4, 2007. At maturity, you will receive a payment equal to the sum of $1,000 for each $1,000 principal amount of notes and an amount based on the monthly returns of the Nasdaq-100 Index, with each such monthly return subject to a periodic cap of 6%, but will not be less than $95 per $1,000 principal amount of notes.

INDEX RETURN AMOUNT

     The index return amount will equal the product of:

                             $1,000 * Index Return

     The index return, which is presented in this pricing supplement as a percentage and which will equal not less than 9.5%, will equal the compounded value of the periodic capped return for each reset period computed in the following manner:

     Product of [(1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                        --------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 6%.

     Reset dates occur on the 25th day of each month, or the next succeeding index business day, commencing December 26, 2002 and ending on November 26, 2007. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 1,127.06 the closing level of the Nasdaq-100 Index on November 25, 2002, the date the notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the final reset period means the closing value of the Nasdaq-100 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the index return at maturity will not be less than 9.5% (thus ensuring that the payment you receive on the maturity date will not be less than the amount of your original investment in the notes plus $95 per note), nor can it be more than approximately 3,198.77% (a maximum value that represents an increase of the Nasdaq-100 Index of at least 6% in each reset period).

     If no closing level of the Nasdaq-100 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the Nasdaq-100 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     An index business day means a day, as determined by the calculation agent, on which the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange are open for trading (or would have been open for trading, but for the occurrence of a market disruption event) and the Nasdaq-100 Index or any successor index is calculated and published. The calculation agent may, in its sole discretion, add to or delete from the definition of "index business day" any major U.S. exchange or market which commences or ceases to serve as a primary exchange or market upon which a stock underlying the Nasdaq-100 Index trades or as an exchange upon which a futures contract, an option contract, or an option on a futures contract relating to the Nasdaq-100 Index trades. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (a) 20% or more of the number of underlying stocks which then comprise the Nasdaq-100 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Nasdaq-100 Index or any successor index, or (c) any options or futures contracts relating to 20% or more of the number of underlying stocks which then comprise the Nasdaq-100 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     If no value of the Nasdaq-100 Index is available on any index business day because of a market disruption event or otherwise, the value of the Nasdaq-100 Index for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Nasdaq-100 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE suspended all trading for the entire day, and on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the notes, it would constitute a market disruption event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

     The amount payable to you at maturity is dependent upon the performance of the Nasdaq-100 Index during each of the reset periods, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes plus the minimum index return amount of $95 per note. The notes provide less opportunity for appreciation than a direct investment in the Nasdaq-100 Index because the periodic cap will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to the first 6% of any increase in the value of the Nasdaq-100 Index during any reset period, but not limit your exposure to any depreciation in the value of the Nasdaq-100 Index during any given period. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the notes plus $95 per note.

DISCONTINUANCE OF THE NASDAQ-100 INDEX

     If Nasdaq discontinues publication of the Nasdaq-100 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index, then the ending value as of any succeeding reset date will be determined by reference to the value of that index, which we refer to as a "successor index".

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

     If Nasdaq discontinues publication of the Nasdaq-100 Index and a successor index is not selected by the calculation agent or is no longer published on any reset date, the periodic index level to be substituted for the Nasdaq-100 Index for that reset date will be a value computed by the calculation agent for that reset date in accordance with the procedures last used to calculate the Nasdaq-100 Index prior to any such discontinuance.

     If Nasdaq discontinues publication of the Nasdaq-100 Index prior to the determination of the index return amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the index return amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the index return amount as described in the preceding paragraph as if such day were a reset date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect trading in the notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Nasdaq-100 Index as described above, the successor index or value will be substituted for the Nasdaq-100 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nasdaq-100 Index or a successor index is changed in any material respect, or if the Nasdaq-100 Index or a successor index is in any other way modified so that the value of the Nasdaq-100 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nasdaq-100 Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the Nasdaq-100 Index or the successor index. Accordingly, if the method of calculating the Nasdaq-100 Index or the successor index is modified so that the value of the Nasdaq-100 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Nasdaq-100 Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

HYPOTHETICAL RETURNS

     For a presentation of the return on the notes according to various hypothetical returns on the Nasdaq-100 Index, see the examples set forth in this pricing supplement under the heading "Summary Information -- Q&A -- Maturity Payment -- Hypothetical Examples" beginning on page PS-4.

     The examples are for purposes of illustration only. The actual index return amount will depend on the starting value and the actual ending value as of any reset date determined by the calculation agent as provided in this pricing supplement. Historical value data regarding the Nasdaq-100 Index are included in this pricing supplement under "Description of the Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index."

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the notes and will also hold the global security representing the notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the notes.

     The CUSIP number for the notes is 79548EKA9.

CALCULATION AGENT

     The calculation agent for the notes will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the notes. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                      DESCRIPTION OF THE NASDAQ-100 INDEX

GENERAL

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of September 30, 2002, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (28.72%), computer software/services (32.38%), biotechnology (12.44%), telecommunications (10.87%), retail/wholesale trade (7.56%), services (3.02%), healthcare (3.02%) and manufacturing (1.79%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of September 30, 2002 were as follows: Microsoft Corporation (13.34%), Intel Corporation (5.34%), Cisco Systems, Inc. (4.51%), QUALCOMM Incorporated (4.27%) and Oracle Corporation (2.91%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks (the "Underlying Stocks"), of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the Underlying Stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each Underlying Stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 Underlying Stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes. For more information concerning the composition of the Nasdaq-100 Index, see Nasdaq's website at http://www.nasdaq.com.

     THE NASDAQ-100 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

COMPUTATION OF THE NASDAQ-100 INDEX

 UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

          (1) the security must be of a non-financial company;

          (2) only one class of security per issuer is allowed;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 100,000 shares per day;

          (5) the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

          (6) if a security would otherwise qualify to be in the top 25.0% of the issuers included in the Nasdaq-100 Index by market capitalization, then a one year "seasoning" criteria would apply;

          (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on The Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

          (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

     These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc.

     The Underlying Stocks are evaluated annually as follows (such evaluation is referred to herein as the "Annual Ranking Review"). Securities listed on The Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index which have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Underlying Stock is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     In addition to the Annual Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offering, stock repurchases, conversions, or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such Underlying Stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such Underlying Stocks.

     Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

 REBALANCING OF THE NASDAQ-100 INDEX

     Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Underlying Stocks from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the Underlying Stocks are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%). Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Underlying Stock must be less than or equal to 24.0% and (2) the "collective weight" of those Underlying Stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

     If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Underlying Stock exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Underlying Stock to be set to 20.0%. Second, relating to weight distribution requirement
(2) above, for those Underlying Stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be distributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Underlying Stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest components securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) above and/or weight distribution requirement (2) above.

     Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

HISTORICAL DATA ON THE NASDAQ-100 INDEX

     The following table sets forth the value of the Nasdaq-100 Index at the end of each month in the period from January 1997 through October 2002. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the notes may be. Any historical upward or downward trend in the value of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the notes.

                                            1997      1998      1999      2000      2001      2002
                                           -------   -------   -------   -------   -------   -------
January..................................   921.55   1071.13   2127.19   3570.05   2593.00   1550.17
February.................................   850.46   1194.13   1925.28   4266.94   1908.32   1359.22
March....................................   797.06   1220.66   2106.39   4397.84   1573.25   1452.81
April....................................   874.74   1248.12   2136.39   3773.18   1855.15   1277.07
May......................................   958.85   1192.07   2089.70   3324.08   1799.89   1208.34
June.....................................   957.30   1337.34   2296.77   3763.79   1830.19   1051.41
July.....................................  1107.03   1377.26   2270.93   3609.35   1683.61    962.11
August...................................  1074.17   1140.34   2396.87   4077.59   1469.70    942.38
September................................  1097.17   1345.48   2407.90   3570.61   1168.37    832.52
October..................................  1019.62   1400.52   2637.44   3282.30   1364.78    989.54
November.................................  1050.51   1557.96   2966.71   2506.54   1596.05
December.................................   990.80   1836.01   3707.83   2341.70   1577.05

     The following table sets forth the closing values of the Nasdaq-100 Index on the last index business day of each year from 1985 through 2001, as published by Nasdaq. The historical performance of the Nasdaq-100 Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Nasdaq-100 Index will not decline (or increase insufficiently) and thereby reduce or eliminate the index return amount.

                 YEAR END CLOSING VALUE OF THE NASDAQ-100 INDEX

                                                              YEAR END
                                                              CLOSING
YEAR                                                           VALUE
----                                                          --------
1985........................................................    132.29
1986........................................................    141.41
1987........................................................    156.25
1988........................................................    177.41
1989........................................................    223.83
1990........................................................    200.53
1991........................................................    330.85
1992........................................................    360.18
1993........................................................    398.28
1994........................................................    404.27
1995........................................................    576.23
1996........................................................    821.36
1997........................................................    990.80
1998........................................................  1,836.01
1999........................................................  3,707.83
2000........................................................  2,341.70
2001........................................................  1,577.05

     The closing value of the Nasdaq-100 Index on November 25, 2002 was 1,127.06.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the Nasdaq-100 Index based on the closing value on the last index business day of each month from January 1985 through October 2002. Past movements of the Nasdaq-100 Index are not indicative of future Nasdaq-100 Index values.

                   NASDAQ-100 INDEX HISTORICAL CLOSING VALUES

                                    [GRAPH]

LICENSE AGREEMENT

     The Nasdaq Stock Market, Inc. and Salomon Smith Barney Holdings have entered into a non-exclusive license agreement providing for the license to Salomon Smith Barney Holdings, in exchange for a fee, of the right to use indices owned and published by The Nasdaq Stock Market, Inc. in connection with certain securities, including the notes.

     The license agreement between The Nasdaq Stock Market, Inc. and Salomon Smith Barney Holdings provides that the following language must be stated in this pricing supplement.

     The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (The Nasdaq Stock Market, Inc., with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. The Corporations' only relationship to Salomon Smith Barney Inc. and its affiliates (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the notes. Nasdaq-100 has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The notes have no liability in connection with the administration, marketing or trading of the notes.

     Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and are licensed for use by the Licensee.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this pricing supplement regarding the Nasdaq-100 Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by The Nasdaq Stock Market, Inc. None of Salomon Smith Barney Holdings, Salomon Smith Barney Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note who purchases the note at original issuance. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding the notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Salomon Smith Barney Holdings will treat each note for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 3.915% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, a payment of $1,211.93 at maturity (the "Projected Payment Amount"). The Projected Payment Amount is calculated as the amount required to produce the comparable yield, taking into account the note's issue price.

     The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of or payment to be made in respect of a note. The comparable yield and the Projected Payment Amount do not necessarily represent Salomon Smith Barney Holdings' expectations regarding such yield or the amount of such payment.

     Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because a United States holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a note in taxable income each year, even though cash payments will be made with respect to the notes only at maturity.

     The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The

"adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods. Based upon the comparable yield, if a United States holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note for each of the following periods: $2.90 in 2002; $39.26 in 2003; $40.91 in 2004; $42.40 in 2005; $44.06 in 2006; and $42.40 in
2007.

     Disposition of the Notes. When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder's tax basis in the note. A United States holder's tax basis (i.e., adjusted cost) in a note will be equal to the United States holder's original purchase price for such note, plus any Tax OID accrued by the United States holder.

     If the amount received on the note at maturity exceeds the Projected Payment Amount, the United States holder will be required to include such excess in income as ordinary income. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's previous Tax OID inclusions with respect to the note.

     Any gain realized by a United States holder on a disposition (other than repayment of a note at maturity) will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     An individual United States holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular United States holder of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law, withholding of United States federal income tax will not apply to a payment on a note to a holder that is not a United States holder (a "non-United States bolder"), provided that (1) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership and (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-United States holder.

     A non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Notwithstanding the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-United States status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or
(2) otherwise establishes an exemption.

     Information reporting requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for United States federal income tax purposes; and is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Backup withholding tax will not apply to the payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or
(2) the beneficial owner otherwise establishes an exemption. Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, such as a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan or of a plan described in Section 4975(e)(1) of the Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to
Section 4975 of the Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

     Salomon Smith Barney Holdings, directly or through its affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code) and with respect to which Salomon Smith Barney Holdings or any of its affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the notes and the circumstances under which such decision is made, Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

     By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the notes through and including the date of disposition of such notes either (i) that it is not a Plan, a government plan or an entity the assets of which are deemed to be "plan assets" under ERISA regulations, or (ii) that the acquisition, holding and disposition of the notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. Any plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

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     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
               PRICING SUPPLEMENT
Summary Information -- Q&A...............   PS-2
Incorporation of Certain Documents by
  Reference..............................  PS-12
Risk Factors Relating to the Notes.......  PS-13
Description of the Notes.................  PS-16
Description of the Nasdaq-100 Index......  PS-20
Certain United States Federal Income Tax
  Considerations.........................  PS-26
ERISA Matters............................  PS-29
             PROSPECTUS SUPPLEMENT
Risk Factors.............................    S-3
Important Currency Information...........    S-6
Description of the Notes.................    S-7
United States Federal Income Tax
  Considerations.........................   S-31
Plan of Distribution.....................   S-38
Legal Matters............................   S-39
                   PROSPECTUS
Prospectus Summary.......................      2
Forward-Looking Statements...............      6
Salomon Smith Barney Holdings Inc........      7
Use of Proceeds and Hedging..............      8
Ratio of Earnings to Fixed Charges.......      9
European Monetary Union..................     10
Description of Debt Securities...........     11
Description of Index Warrants............     18
Book-Entry Procedures and Settlement.....     21
Limitations on Issuances in Bearer
  Form...................................     22
Plan of Distribution.....................     23
ERISA Matters............................     25
Legal Matters............................     25
Experts..................................     25

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                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.
                               MEDIUM-TERM NOTES
                                  $14,000,000
                           PRINCIPAL-PROTECTED NOTES
                                 LINKED TO THE
                                NASDAQ-100 INDEX

                              DUE DECEMBER 4, 2007
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)
                                  ------------
                               PRICING SUPPLEMENT

                                DECEMBER 2, 2002
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)
                                  ------------

                              SALOMON SMITH BARNEY
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